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As filed with the Securities and Exchange Commission on May 10, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REGAL ENTERTAINMENT GROUP
(Exact name of registrant as specified in its charter)

Delaware	02-0556934
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
9110 E. Nichols Avenue, Suite 200 Centennial, CO	80112
(Address of Principal Executive Offices)	(Zip Code)

Regal Entertainment Group 2002 Stock Incentive Plan
(Full title of the plans)

Peter B. Brandow	Whitney Holmes
Executive Vice President and General Counsel	Christopher J. Walsh
Regal Entertainment Group	Hogan & Hartson L.L.P.
9110 E. Nichols Avenue, Suite 200	1200 Seventeenth Street; Suite 1500
Centennial, CO 80112	Denver, CO 80202
(303) 792-3600	(303) 899-7300
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Class A common stock, par value $0.001	1,918,652	$4.44(a)	$8,518,814.88(a)	$783.73

	247,238	$8.88(b)	$2,195,473.44(b)	$201.98

	121,660	$12.87(c)	$1,565,764.20(c)	$144.05

	6,544,596	$8.87(d)	$58,050,566.52(d)	$5,340.65

	2,362,208	$21.87(e)	$51,661,488.96(e)	$4,752.86

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement covers, in addition to the number of shares of Class A common stock shown above, an indeterminate number of shares of Class A common stock that, by reason of certain events specified in the plan, may become subject to such plan.

(2)
Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act solely for purposes of calculating the amount of the registration fee, based upon (a) the exercise price of $4.44 per share of the 1,918,652 shares issuable upon exercise of options, (b) the exercise price of $8.88 per share of the 247,238 shares issuable upon exercise of options, (c) the exercise price of $12.87 per share of the 121,660 shares issuable upon exercise of options, (d) the exercise price of $8.87 per share of the 6,544,596 shares issuable upon exercise of options, and (e) the average of the high and low sales prices of the common stock on The New York Stock Exchange on May 9, 2002 for 2,362,208 shares issuable upon exercise of options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*
The documents containing the information specified in Part I will be sent or given to participants in the Regal Entertainment Group 2002 Stock Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). According to the Note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "SEC") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents that have been filed by Regal Entertainment Group (the "Company" or the "Registrant") with the SEC are hereby incorporated herein by reference:

        (a)  the Registrant's final prospectus filed pursuant to Rule 424(b)(3) dated May 8, 2002 (Registration No. 333-84096); and

        (b)  the description of the Registrant's common stock contained in its registration statement on Form 8-A that was filed on May 6, 2002, including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

        In addition, any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or any other subsequently filed document which also is or is deemed to be incorporated into this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not applicable. (The common stock is registered under Section 12 of the Exchange Act.)

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

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Item 6. Indemnification of Directors and Officers.

        The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. The Registrant's certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability: for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the Delaware General Corporation Law (unlawful dividends); or for transactions from which the director derived improper personal benefit.

        The Registrant's certificate of incorporation provides that the Registrant must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. The Registrant will also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to the Registrant of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

        The indemnification rights set forth above shall not be exclusive of any other right that an indemnified person may have or hereafter acquire under any statute, provision of the Registrant's certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

        The Registrant's wholly owned subsidiary, Regal Cinemas, Inc., has entered into indemnification agreements with each of Michael L. Campbell, Peter B. Brandow, Gregory W. Dunn and Amy E. Miles. The indemnification agreements provide that Regal Cinemas, Inc. will indemnify each of those individuals against claims arising out of events or occurrences related to that individual's service as an agent of Regal Cinemas, Inc., except among other restrictions to the extent such claims arise from conduct that was fraudulent, a knowing violation of law or of any policy of Regal Cinemas, Inc., deliberately dishonest, in bad faith or constituted willful misconduct.

        The Registrant maintains insurance to protect the Registrant and the Registrant's directors, officers and representatives against any such expense, liability or loss, whether or not the Registrant would have the power to indemnify him against such expense, liability or loss under the Delaware General Corporation Law.

Item 7. Exemption From Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        A list of exhibits filed with this Registration statement is set forth in the Exhibit Index and is incorporated herein by reference.

Item 9. Undertakings.

        (a)  The Registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

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            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Centennial, State of Colorado on the 9th day of May, 2002.

REGAL ENTERTAINMENT GROUP
By:	/s/ MICHAEL L. CAMPBELL Michael L. Campbell Co-Chief Executive Officer
By:	/s/ KURT C. HALL Kurt C. Hall Co-Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael L. Campbell, Kurt C. Hall, Amy E. Miles and Peter B. Brandow, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ MICHAEL L. CAMPBELL Michael L. Campbell	Director, Vice Chairman and Co-Chief Executive Officer and Chief Executive Officer of Regal Cinemas Corporation (Co-Principal Executive Officer)	May 9, 2002
/s/ KURT C. HALL Kurt C. Hall	Director, Vice Chairman and Co-Chief Executive Officer and President and Chief Executive Officer of Regal CineMedia Corporation (Co-Principal Executive Officer)	May 9, 2002

/s/ AMY E. MILES Amy E. Miles	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 9, 2002
Philip F. Anschutz	Director
/s/ MICHAEL F. BENNET Michael F. Bennet	Director	May 9, 2002
/s/ STEPHEN A. KAPLAN Stephen A. Kaplan	Director	May 9, 2002
/s/ CRAIG D. SLATER Craig D. Slater	Director	May 9, 2002
/s/ ALFRED C. ECKERT III Alfred C. Eckert III	Director	May 9, 2002
/s/ ROBERT F. STARZEL Robert F. Starzel	Director	May 9, 2002
/s/ THOMAS D. BELL, JR. Thomas D. Bell, Jr.	Director	May 9, 2002

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4	Regal Entertainment Group 2002 Stock Incentive Plan (filed as exhibit 10.2 to Regal Entertainment Group's Registration Statement on Form S-1 (Commission File No. 333-84096) filed May 6, 2002 and incorporated herein by reference)
5	Legal opinion of Hogan & Hartson L.L.P. with respect to the validity of the common stock registered hereby
23.1	Consent of KPMG LLP, Independent Public Accountants
23.2	Consent of KPMG LLP, Independent Public Accountants
23.3	Consent of KPMG LLP, Independent Public Accountants
23.4	Consent of Deloitte & Touche LLP, Independent Auditors
23.5	Consent of Arthur Andersen LLP, Independent Auditors
23.6	Consent of Hogan & Hartson L.L.P. (contained in its opinion filed as Exhibit 5.1)
24	Power of Attorney (included on the signature page to this registration statement)

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
  Item 1. Plan Information.
  Item 2. Registrant Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption From Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX